Exhibit 99.1

Amarantus Closes $5.5 Million Capital Infusion through the Issuance of a Combination of Preferred Stock and Secured Debt Convertible

Company Simultaneously Repurchases All Outstanding Series G Convertible Preferred Stock

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – October 1, 2015 – Amarantus Bioscience Holdings, Inc. (OTCQX: AMBS), a biotechnology company developing therapeutic and diagnostic product candidates for orphan indications and neurology, announced that it has completed the issuance of $2.75 million of newly designated Series H convertible preferred stock in a registered direct offering and $2.75 million in secured debt in a private placement for a total of $5.5 million to a single institutional investor. Both the Series H and the newly issued secured convertible debt are convertible into Amarantus common stock at $2.50 per share, subject to adjustment based on market conditions. In addition, $2.85 million in secured debt previously issued to Dominion Capital in connection with the acquisition of Cutanogen Corporation has been exchanged for the secured notes issued in connection with the secured debt financing agreement outlined above. In connection with this series of transactions, the Company issued approximately 3.8 million warrants to the Series H holders and secured debt holders exercisable for five (5) years with a fixed strike price of $2.00.

At closing, the Company simultaneously repurchased all of the remaining 1,260 outstanding Series G convertible shares, having a face value of $6,300,000, and 212,087 common shares held by Discover Growth Fund at closing, for a total of $4.75 million in cash. With the completion of this series of transactions, Discover Growth Fund no longer holds any securities of the Company and is precluded from trading in the Company’s securities for a period of two (2) years.

“We are pleased to have completed this capital infusion to enable the Company to simultaneously repurchase the Series G preferred and remaining common stock held by Discover. We believe this has removed a significant impediment to our ability to unlock the true value of our rich pipeline in the financial markets,” said Robert E. Farrell, Chief Financial Officer at Amarantus. “While adverse market conditions have persisted in the entire biotechnology sector, we remain committed to our goal of achieving a national exchange listing, and believe this transaction is a significant step forward in positioning Amarantus toward reaching that important objective. We continue our efforts to build value for our shareholders while working closely with key ‘up-listing’ advisors to pursue the best possible strategy toward reaching a future national exchange listing in this challenging environment, and will update shareholders accordingly.”

Aegis Capital Corp. served as placement agent for the private placement.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (OTCQX: AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology and orphan diseases. The Company has an exclusive worldwide license to intellectual property rights associated to Engineered Skin Substitute (ESS), an orphan drug designated autologous full thickness skin replacement product in development for the treatment of severe burns currently preparing to enter Phase 2 clinical studies. AMBS also has development rights to eltoprazine, a small molecule currently in a Phase 2b clinical program for Parkinson's disease levodopa-induced dyskinesia with the potential to expand into adult ADHD and Alzheimer’s aggression. AMBS owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF as a treatment for orphan ophthalmic disorders, initially in retinitis pigmentosa (RP) and retinal artery occlusion (RAO). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro).

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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